December 2007 Pricing Sheet dated December 20, 2007 relating to Preliminary Terms No. 457 dated December 14, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Bearish Currency-Linked Capital Protected Notes due June 29, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar
PRICING TERMS – DECEMBER 20, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	December 20, 2007
Original issue date:	December 28, 2007 (5 business days after the pricing date)
Maturity date:	June 29, 2009
Principal protection:	100%
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the currency performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Currency performance:
1 – (final exchange rate / initial exchange rate)
Under the terms of the notes, a positive currency performance means that the Eurozone euro has depreciated relative to the U.S. dollar, while a negative currency performance means the Eurozone euro has appreciated relative to the U.S. dollar.

Participation rate:	105%
Initial exchange rate:	1.43445, the exchange rate as posted on the reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the reference source on the valuation date
Exchange rate:	On any day, the Eurozone euro / U.S. dollar exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as determined by reference to the reference source on such day
Reference source:	Reuters page “WMRSPOT05”
Valuation date:	June 22, 2009
CUSIP:	6174462F5
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	100%	0.75%	99.25%
Total	$7,000,000	$52,500	$6,947,500

(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 457 dated December 14, 2007
Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.